Exhibit 4.3
EXECUTION VERSION
COLEMAN CABLE, INC.,
THE NOTE GUARANTORS
FROM TIME TO TIME PARTY HERETO
AND
DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee
SUPPLEMENTAL INDENTURE
Dated as of February 3, 2010
to
INDENTURE
Dated as of September 28, 2004
9 7/8% SENIOR NOTES DUE 2012

     SUPPLEMENTAL INDENTURE, dated as of February 3, 2010, between COLEMAN CABLE, INC., a Delaware corporation (the “Company”), the Note Guarantors from time to time party hereto (the “Guarantors”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Indenture (as defined below).
WITNESSETH
     WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee a certain Indenture, dated as of September 28, 2004 (the “Indenture”), pursuant to which 9 7/8% Senior Notes due 2012 of the Company (collectively, the “Notes”) were issued; and
     WHEREAS, the Company commenced an offer to purchase and consent solicitation to amend certain terms of the Indenture pursuant to the Offer to Purchase and Consent Solicitation Statement dated January 20, 2010 (the “Statement”); and
     WHEREAS, Section 9.2(a) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes for certain purposes with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; and
     WHEREAS, in connection with the offer to purchase and consent solicitation to amend certain terms of the Indenture by the Company pursuant to the Statement, the Company has obtained the consent of the holders of a majority in aggregate principal amount of the Notes to the amendments to the Indenture described in the Statement; and
     WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Supplemental Indenture; and
     WHEREAS, the Company has furnished the Trustee with an Opinion of Counsel complying with the requirements of Section 9.6 of the Indenture; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment to and waiver of the Indenture have been done.

AGREEMENT
     NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders of the Notes, as follows:
     SECTION 1. Amendments to the Indenture.
(a)	Section 1.01 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in clauses (b) and (c) of this Section 1.

(b)	The text of the following sections of the Indenture and all references thereto in the Indenture are hereby deleted in their entirety and the phrase “[Intentionally deleted]” is hereby substituted therefor.

(1)	Section 3.2.	Maintenance of Office or Agency.
(2)	Section 3.3.	Corporate Existence.
(3)	Section 3.4.	Payment of Taxes and Other Claims.
(4)	Section 3.5.	Compliance Certificate.
(5)	Section 3.6.	Further Instruments and Acts.
(6)	Section 3.7.	Waiver of Stay, Extension or Usury Laws.
(7)	Section 3.8.	Change of Control.
(8)	Section 3.9.	Limitation on Incurrence of Additional Indebtedness.
(9)	Section 3.10.	Limitation on Restricted Payments.
(10)	Section 3.11(a).	Limitation on Asset Sales.
(11)	Section 3.12.	Limitation on Ownership and Sale of Capital Stock of Restricted Securities.
(12)	Section 3.13.	Limitation on Designation of Unrestricted Subsidiaries.
(13)	Section 3.14.	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(14)	Section 3.15.	Limitation on Liens.
(15)	Section 3.16.	Limitation on Transactions with Affiliates.
(16)	Section 3.17.	Conduct of Business.
(17)	Section 3.18.	Report to Holders.
(18)	Section 3.19.	Limitation on Sale and Leaseback Transaction.
(19)	Section 3.20.	Independent Directors.
(20)	Section 3.21.	Payments for Consents.
(21)	Section 4.1.	Merger, Consolidation and Sale of Assets.
(c)	The definition of “Events of Default” in Section 6.1(a) is hereby amended to delete the following events of default and all references thereto in the Indenture in their entirety: Section 6.1(a)(3), Section 6.1(a)(4), Section 6.1(a)(5), Section 6.1(a)(6), Section 6.1(a)(7) and 6.1(a)(8).
     SECTION 2. Effectiveness. This Supplemental Indenture shall become effective and be deemed effective as of the date first set forth above; provided, however, that the amendments to the Indenture set forth in Section 1 above shall not become operative until the Company has accepted and made complete payment for any and all outstanding Notes validly tendered and not withdrawn pursuant to the terms of the Statement. On and after the effectiveness of this Supplemental Indenture, each reference to the

Indenture in the Indenture or any other document related thereto shall mean and be a reference to the Indenture as amended by this Supplemental Indenture.
     SECTION 3. Ratification of Indenture. The Indenture as specifically amended by this Supplemental Indenture is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Supplemental Indenture shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under the Indenture or any other document related thereto nor constitute a waiver of any provision thereof.
     SECTION 4. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.
     SECTION 5. Headings, Etc. Section headings of this Supplemental Indenture are inserted for convenience of reference only and are not to be considered party of this Supplemental Indenture for any purpose.
     SECTION 6. Counterparts. This Supplemental Indenture may be executed by the parties hereto in separate counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
     SECTION 7. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties below have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

COLEMAN CABLE, INC., Issuer
By:	/s/ G. Gary Yetman
	Name:	G. Gary Yetman
	Title:	President and Chief Executive Officer

CCI INTERNATIONAL, INC., Subsidiary Guarantor
By:	/s/ G. Gary Yetman
	Name:	G. Gary Yetman
	Title:	President and Chief Executive Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, Trustee
By:	/s/ Katherine Cokic
	Name:	Katherine Cokic
	Title:	Vice President

By:	/s/ George F. Kubin
	Name:	George F. Kubin
	Title:	Vice President